Exhibit (12)

March 20, 2015	35624.00001

Boulder Growth & Income Fund, Inc.

2344 Spruce Street

Suite A

Boulder, Colorado 80302

Boulder Total Return Fund, Inc.

2344 Spruce Street

Suite A

Boulder, Colorado 80302

The Denali Fund Inc.

2344 Spruce Street

Suite A

Boulder, Colorado 80302

First Opportunity Fund, Inc.

2344 Spruce Street

Suite A

Boulder, Colorado 80302

Re:                             Reorganization of the Boulder Total Return Fund, The Denali Fund, and the First Opportunity Fund into the Boulder Growth & Income Fund

Ladies and Gentlemen:

We have acted as special counsel to each of Boulder Growth & Income Fund, Inc., a Maryland corporation (“BIF” or the “Acquiring Fund”), Boulder Total Return Fund, Inc., a Maryland corporation (“BTF”), The Denali Fund Inc., a Maryland corporation (“DNY”), and First Opportunity Fund, Inc., a Maryland corporation (“FOFI”) (each of BTF, DNY and FOFI, a “Selling Fund” and collectively the “Selling Funds”) (each of the Acquiring Fund and Selling Funds referred to herein as a “Fund” and collectively, the “Funds”) in connection with the reorganization of the Selling Funds into the Acquiring Fund in accordance with an Agreement and Plan of Reorganization dated March 5, 2015 (the “Plan”) and the Form N-14 Registration Statement of BIF (Registration No. 333-194422) (the “Registration Statement”) as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Pursuant to the Plan and in accordance with the Registration Statement, each reorganization will consist of:  (i) the transfer of all the assets of each respective Selling Fund to the Acquiring Fund, in exchange solely for newly issued common shares of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all the liabilities of the respective Selling Fund; and (ii) the distribution, after the Closing Date, to the stockholders of the respective Selling Fund of its respective Acquiring Fund Shares and the termination, dissolution and complete liquidation of each Selling Fund as provided herein, all upon the terms and conditions set forth in the Plan (each a “Reorganization” and collectively the “Reorganizations”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as special counsel to the Selling Funds and the Acquiring Fund in connection with the Reorganizations.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)                                 the Plan;

(b)                                 the Registration Statement;

(c)                                  such other instruments and documents related to the formation, organization and operation of the Selling Funds and the Acquiring Fund and related to the consummation of the Reorganizations and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)                                 certificates of officers of the Acquiring Fund and Selling Funds (the “Certificates”).

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.                                      That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be on or prior to the Closing Date) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.                                      That all representations, warranties and statements made or agreed to by the Acquiring Fund and the Selling Funds, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganizations, including but not limited to those set forth in the Plan (including the exhibits) and the Certificates, are true and accurate at all relevant times; that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that all individuals executing such documents, certificates, and instruments have the legal capacity to sign such documents on behalf of the respective fund.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(a)                                 the transfer of all of each Selling Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the respective Selling Fund followed by the pro rata, by class, distribution by the respective Selling Fund of all the Acquiring Fund Shares to the respective Selling Fund Stockholders in complete liquidation of the Selling Fund will constitute a “reorganization” within the meaning of section 368(a) of the Code and the Acquiring Fund and the Selling Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the particular Reorganization;

(b)                                 under section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Selling Funds solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Funds, except for (A) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Selling Funds, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Selling Funds;

(c)                                  under sections 361 and 357(a) of the Code, no gain or loss will be recognized by a Selling Fund upon the transfer of all the Selling Fund’s assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to the Selling Fund Stockholders solely in exchange for such stockholders’ shares of the Selling Fund in complete liquidation of the Selling Fund, except for any gain or loss that may be required to be recognized solely as a result of the close of a Selling Fund’s taxable year due to the Reorganization and any gain attributable to the distribution of cash in lieu of fractional shares to the Selling Fund Stockholders;

(d)                                 under section 354 of the Code, no gain or loss will be recognized by the Selling Fund Stockholders upon the exchange of their Selling Fund shares solely for Acquiring Fund Shares in the Reorganization, except with respect to any gain attributable to the receipt of cash by the Selling Fund Stockholders in lieu of fractional shares;

(e)                                  under section 358 of the Code, the aggregate basis of the Acquiring Fund Shares received by each Selling Fund Stockholder pursuant to the Reorganization will be the same as the aggregate basis of the Selling Fund shares exchanged therefor by such stockholder, except with respect to any amounts attributable to the receipt of cash by the Selling Fund Stockholders in lieu of fractional shares;

(f)                                   under section 1223(1) of the Code, the holding period of Acquiring Fund Shares received by each Selling Fund Stockholder will include the period during which the Selling Fund shares exchanged therefor were held by such stockholder, provided such Selling Fund shares are held as capital assets at the time of the Reorganization;

(g)                                  under section 362(b) of the Code, the basis of each Selling Fund’s assets transferred to the Acquiring Fund will be the same as the basis of such assets to the Selling Fund immediately before the Reorganization increased by the amount of gain or decreased by the amount of loss, if any, recognized by each Selling Fund upon the transfer; and

(h)                                 under section 1223(2) of the Code, the holding period of the assets of each Selling Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Selling Fund (except to the extent that the investment activities of the Acquiring Fund reduce or eliminate such holding period and except for any assets which may be marked to market on the termination of a Selling Fund’s taxable year or on which gain was recognized on the transfer to the Acquiring Fund).

No opinion is expressed as to the effect of the Reorganizations on (i) the Selling Funds or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any Selling Fund Stockholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

Further, no opinion is expressed as to the effect of the Reorganizations on (i) the taxable year of any Selling Fund stockholder, (ii) the Selling Funds or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganizations.  We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganizations except as specifically set forth herein, and this opinion may not be relied upon except by the Acquiring Fund and the Selling Funds and their shareholders with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganizations expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganizations as described in the Plan or to any other transaction whatsoever including the Reorganizations if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and may not be relied upon.

This opinion represents our legal judgment and is not binding on the Internal Revenue Service or the courts.  The conclusions stated herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date first written above.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  We disclaim any obligation to advise you of any developments in the application or interpretation of the areas covered by this opinion that occur after the date of this opinion.

This opinion has been delivered to you for the purposes set forth in section 8.7 of the Plan and is solely for your benefit.  We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Paul Hastings LLP

Paul Hastings LLP